Exhibit 10.24
2020 EMPLOYEE PERFORMANCE SHARE AWARD AGREEMENT
(OFFICER PAID IN SHARES)
CALLON PETROLEUM COMPANY
AMENDED AND RESTATED 2018 OMNIBUS INCENTIVE PLAN

THIS AGREEMENT ("Agreement") is effective as of [•] (the "Grant Date"), by and between Callon Petroleum Company, a Delaware corporation (the "Company"), and ____________________ (the "Grantee").
The Company has adopted the Amended and Restated Callon Petroleum Company 2018 Omnibus Incentive Plan (the "Plan"), which by this reference is made a part hereof, for the benefit of eligible employees, directors and independent contractors of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Plan.
Pursuant to the Plan, the Committee, which has generally been assigned responsibility for administering the Plan, has determined that it would be in the interest of the Company and its stockholders to grant the performance shares provided herein in order to provide Grantee with additional remuneration for services rendered, to encourage Grantee to remain in the employ of the Company or its Subsidiaries and to increase Grantee's personal interest in the continued success and progress of the Company.
The Company and Grantee therefore agree as follows:
1.Grant of Performance Shares. Pursuant to the Plan and subject further to the terms and conditions herein, the Company and Grantee enter into this Agreement pursuant to which the Grantee has a target of ________ performance shares (the "Target Award") where each performance share represents the right to receive one share of Common Stock (the "Performance Shares"). The range of Performance Shares which may be earned by the Grantee is 0 to 300% of the Target Award. The Performance Shares that will vest, if at all, are the Adjusted Performance Shares determined based on the performance metrics set forth in Exhibit A to this Agreement; provided that, subject to the provisions of Section 4, the Grantee remains in continuous employment with the Company through the last day of the Performance Period (as defined below). For purposes of this Agreement, references to employment with the Company include employment with any successor to the Company as well as employment with any Subsidiary.
2.Performance Period. Subject to the provisions of Section 4, Performance Shares will be paid to the Grantee, if at all, following the close of the performance period beginning on December 31, 2019 and ending on December 31, 2022 (the "Performance Period") based upon the Company's achievement of the performance metrics set forth in Exhibit A.
3.Payment of Performance Shares. Upon vesting of the Adjusted Performance Shares in accordance with Exhibit A or Section 4, the Adjusted Performance Shares shall be settled in Common Stock subject to Section 7. For each Adjusted Performance Share settleable in Common Stock, the Grantee shall be entitled to receive one share of Common Stock. The shares of Common

Stock shall be delivered within forty-five (45) calendar days from the last day of the Performance Period (the "Vesting Date").
4.Termination of Employment; Forfeiture.
(a)Death and Disability. Upon termination of the Grantee's employment with the Company as a result of the death or Disability of the Grantee, the Performance Shares shall immediately vest, with the number of Adjusted Performance Shares determined in accordance with Exhibit A, as if the date of such termination of employment was the last day of the Performance Period. For purposes hereof, "Disability" shall mean the physical or mental inability of Grantee to carry out the normal and usual duties of his position on a full-time basis for an entire period of six (6) continuous months together with the reasonable likelihood, as determined by the Committee, that Grantee, upon the advice of a qualified physician, will be unable to carry out the normal and usual duties of his position.
(b)Qualified Separation from Service. If the Grantee's employment is terminated due to a Qualified Separation from Service, the Committee may determine, in its sole discretion, that the Performance Shares shall immediately vest, with the number of Adjusted Performance Shares determined in accordance with Exhibit A, as if December 31 of the year of such termination of employment was the last day of the Performance Period. For purposes hereof, a "Qualified Separation from Service" is defined as a termination of Grantee's employment with the Company, other than for Cause, provided that, as of the date of such termination (i) Grantee has attained a minimum of ten (10) years of employment with the Company, (ii) Grantee has attained the age of fifty-five (55), (iii) in the event such termination of employment is a voluntary termination by the Grantee, the Grantee has provided the Company with a notice of such intent to terminate at least six months prior to the termination date and (iv) Grantee enters into an agreement not to compete with the Company and its Affiliates for a period of at least one year, which agreement, both in form and substance, is provided by the Committee or is otherwise satisfactory to the Committee.
For purposes hereof, "Cause" is defined as: (i) the conviction of the Grantee by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such crime by the Grantee; (ii) the commission by the Grantee of a material act of fraud upon the Company, any Subsidiary or Affiliate; (iii) the material misappropriation by the Grantee of any funds or other property of the Company, any Subsidiary or Affiliate; (iv) the knowing engagement by the Grantee without the written approval of the Board, in any material activity which directly competes with the business of the Company, any Subsidiary or Affiliate, or which would directly result in material injury to the business or reputation of the Company or any Subsidiary or Affiliate; (v)(1) a material breach by the Grantee during the Grantee's employment with the Company of any of the restrictive covenants set out in the Grantee's employment agreement with the Company, if applicable, or (2) the willful and material nonperformance of the Grantee's duties to the Company or any Subsidiary or Affiliate (other than by reason of the Grantee's illness or incapacity), and, for purposes of this clause (v), no act or failure to act on Grantee's part shall be deemed "willful" unless it is done or omitted by the Grantee not in good faith and without his reasonable belief that such action or omission was in the best interest of the Company, (vi) any breach of the Grantee's fiduciary duties to the Company, including, without limitation, the duties of care, loyalty and obedience to the law; and (vii) the intentional failure of the Grantee to comply with the Company's Code of Business Conduct and Ethics, or to otherwise discharge his duties in good faith and in a manner that the Grantee reasonably believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.
(c)Termination following a Change in Control. In the event of the Grantee's termination of employment by the Company for any reason other than Cause within the two-year period immediately following the effective date of a Change in Control, occurring after the Grant Date, the Performance Shares shall immediately vest, with the number of Adjusted Performance Shares determined in accordance with Exhibit A, as if the date of the Change in Control was the last day of the Performance Period.
(d)Company Equity Acceleration Benefits and Carrizo CIC Plan Inapplicable. Notwithstanding anything to the contrary contained herein, but subject to Section 4(c), the Carrizo Oil & Gas Inc. Change in Control Severance Plan (as may be amended from time to time) (the "Carrizo CIC Plan") and any other potential rights to equity acceleration benefits in connection with a termination of employment related to the merger of Carrizo Oil & Gas, Inc. with and into the Company (the "Other Acceleration Benefits") shall not apply to the Performance Shares granted hereunder. As a condition of receiving this Award, Grantee hereby expressly acknowledges and agrees that, notwithstanding anything set forth in the Carrizo CIC Plan to the contrary, the Change in Control Benefits (as defined in the Carrizo CIC Plan), the Severance Benefits (as set forth in Section 3.02(c)(3) of the Carrizo CIC Plan) and the Other Acceleration Benefits shall not apply to the Performance Shares granted hereunder, and hereby waives any right to any equity acceleration benefits provided for under the Carrizo CIC Plan or the Other Acceleration Benefits with respect to this award of Performance Shares. In the event this Section 4(d) should be held by a court of competent jurisdiction to be unenforceable, this Agreement shall be terminated and of no further force or effect and all Performance Shares (whether vested or unvested) shall be immediately forfeited to the Company without any consideration.
(e)Forfeiture. Upon termination of the Grantee's employment with the Company for any reason other than death, Disability, Qualified Separation from Service with accelerated vesting by the Committee, or a termination without Cause following a Change in Control, all unvested Performance Shares shall be immediately forfeited to the Company.
5.Clawback Policy. The Grantee hereby acknowledges and agrees that all rights with respect to the Performance Shares are subject to the Company's Clawback Policy, as may be in effect from time to time. The Grantee further acknowledges and agrees that the the Performance Shares and amounts received with respect to the Performance Shares are subject to recoupment pursuant to the terms of the Company Clawback Policy.
6.No Ownership Rights Prior to Issuance of Shares of Common Stock; Dividend Equivalents. Neither the Grantee nor any other person shall become the beneficial owner of the shares of Common Stock underlying the Performance Shares, nor have any rights of a shareholder (including, without limitation, dividend and voting rights) with respect to any such shares of Common Stock, unless and until and after such shares of Common Stock have been delivered to the Grantee as described in Section 3. Notwithstanding the foregoing, prior to the vesting of the underlying Performance Shares, Dividend Equivalents shall be accrued on the Target Award, without interest, for the benefit of the Grantee. Dividend Equivalents shall be subject to the same vesting conditions as the underlying Performance Shares and shall be payable in cash at the same time as the Adjusted Performance Shares are settled pursuant to Section 3.
7.Mandatory Withholding of Taxes. Grantee acknowledges and agrees that the Company shall deduct from the shares of Common Stock otherwise deliverable a number of shares of Common Stock (valued at their Fair Market Value) on the applicable date that is equal to the amount of all federal, state and local taxes required to be withheld by the Company. In the event the Company, in its sole discretion, determines that the Grantee's tax obligations will not be satisfied under the method otherwise expressly described above and the Grantee does not provide payment to the Company in the form of shares of Common Stock (valued at their Fair Market Value) sufficient to satisfy any withholding obligations, then, the Grantee, subject to compliance with the Company's insider trading policies, authorizes the Company or the Company's Stock Plan Administrator, currently Fidelity, to (i) sell a number of shares of Common Stock issued or outstanding pursuant to the Award, which number of shares of Common Stock the Company determines has at least the market value sufficient to meet the tax withholding obligations, plus additional shares of Common Stock to account for rounding and market fluctuations and (ii) pay such tax withholding to the Company. The Grantee may elect to have the Company withhold or purchase, as applicable, from shares of Common Stock that would otherwise be deliverable a number of shares of Common Stock (valued at their Fair Market Value) equal to the product of the maximum federal marginal rate that could be applicable to the Grantee and the Fair Market Value of the shares of Common Stock otherwise deliverable.
8.Restrictions Imposed by Law. Without limiting the generality of Section 16 of the Plan, the Grantee agrees that the Company will not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance or delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
9.Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement shall be in writing and shall be delivered personally or sent by first class mail, postage prepaid to the following address:
Callon Petroleum Company
2000 W. Sam Houston Parkway South, Suite 2000
Houston, Texas 77042
Attention: Human Resources
with a copy to:
Callon Petroleum Company
2000 W. Sam Houston Parkway South, Suite 2000
Houston, Texas 77042
Attention: Law Department

Any notice or other communication to the Grantee with respect to this Agreement shall be in writing and shall be delivered personally, and (i) shall be sent by first class mail, postage prepaid, to Grantee's address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address, or (ii) shall be sent to the Grantee's e‑mail address specified in the Company's records or e-mail address provided by the Grantee to the Company's Stock Plan Administrator.
10.Grantee Employment. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, shall confer or be construed to confer on the Grantee any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate the Grantee's employment at any time, with or without cause; subject, however, to the provisions of the Grantee's employment agreement, if applicable.
11.Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware. Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas. Each of the Grantee and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.
12.Construction. References in this Agreement to "this Agreement" and the words "herein," "hereof," "hereunder" and similar terms include all exhibits and schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder. All decisions of the Committee upon questions regarding the Plan or this Agreement shall be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
13.Code Section 409A. Performance Shares under this Agreement are designed to be exempt from or comply with Section 409A of the Code and the related Treasury Regulations thereunder and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). If the Grantee is identified by the Company as a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Grantee has a "separation from service" (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any amount payable or settled under this Agreement on account of a separation from service that is deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Grantee's separation from service, (2) the date of the Grantee's death, or (3) such earlier date as complies with the requirements of Section 409A of the Code.

14.Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if the Grantee is a "disqualified individual" (as defined in Code Section 280G(c)), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which the Grantee has the right to receive from the Company or any of its affiliates or any party to a transaction with the Company or any of its affiliates, would constitute a "parachute payment" (as defined in Code Section 280G(b)(2)), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Grantee from the Company and its affiliates will be one dollar ($1.00) less than three times the Grantee's "base amount" (as defined in Code Section 280G(b)(3)) and so that no portion of such amounts and benefits received by the Grantee shall be subject to the excise tax imposed by Code Section 4999 or (b) paid in full, whichever produces the better net after-tax position to the Grantee (taking into account any applicable excise tax under Code Section 4999 and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing payments or benefits to be paid hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by a nationally recognized accounting firm selected by the Company. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Grantee's base amount, then the Grantee shall immediately repay such excess to the Company upon notification that an overpayment has been made.
15.Grantee Acceptance. The Grantee shall accept the terms and conditions of this Agreement through the online acceptance procedures set forth by the Company's Stock Plan Administrator. By electronically accepting this Agreement the Grantee acknowledges receipt of a copy of the Plan and hereby accepts this Award subject to all the terms and provisions hereof and thereof.

Exhibit A
Calculation of the
Adjusted Performance Shares

1.     General. The number of Performance Shares that performance vest under the Agreement will be determined based on the Company's relative Total Shareholder Return ("TSR") ranking as compared to the Company's performance peer group during the performance period, with a modifier based on the Company's absolute annualized TSR performance, as further described below (the "Adjusted Performance Shares").
For purposes herein, TSR shall be calculated as follows:

(EP + CD - BP)/BP	= % increase or decrease
Ending price (EP) - equals the average closing price of a share of Common Stock during the twenty (20) day trading period ending December 31, 2022.
Beginning price (BP) - equals the average closing price of a share of Common Stock during the twenty (20) day trading period ending December 31, 2019.
Cash Dividends (CD) - equals the cash dividends paid on a share of Common Stock during the Performance Period.
The Committee, in its sole discretion, may adjust TSR calculations as necessary for stock splits or other stock dividends.
2.     Relative TSR Ranking. As soon as administratively practicable following the Vesting Date, the TSR of the Company and each of listed peer companies below shall be calculated.  The resulting percentage for the Company and the peer companies will then be ranked.  Based on the relative ranking, the number of Performance Shares that vest under the Agreement will be determined in accordance with the following table (subject to Section 3 of this Exhibit A):

Rank	Percent Rank	Payout
1	100.0%	200%
2	90.9%	182%
3	81.8%	164%
4	72.7%	145%
5	63.6%	127%
6	54.6%	109%
7	45.5%	91%
8	36.4%	73%
9	27.3%	55%
10	18.2%	36%
11	9.1%	18%
12	0.0%	0%

Peer Companies
Callon Petroleum (CPE)
Cimarex Energy Co. (XEC)
Centennial Resource Development (CDEV)
Magnolia Oil & Gas Corporation (MGY)
Matador Resources (MTDR)
Oasis Petroleum (OAS)
Parsley Energy (PE)
PDC Energy (PDCE)
QEP Resources (QEP)
SM Energy (SM)
Whiting Petroleum Corporation (WLL)
WPX Energy, Inc. (WPX)
In the event that during the Performance Period one or more of the listed peer companies is involved in a merger/acquisition, and (i) such merger/acquisition was announced on or prior to June 30, 2021, then such named peer company(s) will be replaced with a suitable replacement, as determined in the Committee's sole discretion or (ii) such merger/acquisition was announced after June 30, 2021, then such peer company(s) will move to the top or the bottom of the ranking, based on whether said peer company's Total Shareholder Return is greater or less than that for the Company, in each case measured as of the date of the announcement of such merger/acquisition.  If, during the Performance Period, any peer company declares bankruptcy or initiates (or becomes subject to) a similar proceeding as a debtor due to insolvency, then, for the purposes of ranking the peer companies and the Company, such peer company shall be ranked last.

3.     Absolute TSR Modifier. Notwithstanding the foregoing, the number of Adjusted Performance Shares that shall vest will be determined by multiplying the payout (as a percentage of the Award) determined by the Company's relative TSR performance pursuant to Section 2 of this Exhibit A by the applicable multiplier set forth in the table below, based on the Company's absolute annualized TSR for the Performance Period. For example, if the Company's TSR ranking is at the 50th percentile, resulting in a 100% Payout

(as % of Award Earned) pursuant to Section 2 of this Exhibit A, but the absolute annualized Company TSR was 10% or greater, but less than 15%, then the final payout (as % of Award Earned) would be 100% * 125% = 125%.

Absolute Annualized Company TSR	Payout Multiplier (% of Payout Determined Pursuant to Section 2 of Exhibit A)
Greater than 15%	150%
10% or greater, but equal to or less than 15%	125%
Greater than 5%, but less than 10%	100%
0% to 5%	75%
Less than 0%	50%